As filed with the Securities and Exchange Commission on December 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOBY AVIATION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-1548118
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2155 Delaware Avenue, Suite #225

Santa Cruz, California 95060

(Address of Principal Executive Offices) (Zip Code)

JOBY AVIATION, INC. 2021 INCENTIVE AWARD PLAN

JOBY AVIATION, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

JOBY AERO, INC. 2016 STOCK OPTION AND GRANT PLAN

(Full title of the plan)

JoeBen Bevirt

2155 Delaware Avenue, Suite #225

Santa Cruz, CA 95060

(Name and Address of Agent For Service)

(831) 426-3733

(Telephone Number, including area code, of agent for service)

Copies to:

Brian D. Paulson, Esq. Jack Sheridan, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025	Kate DeHoff General Counsel Joby Aviation, Inc. 2155 Delaware Avenue, Suite #225 Santa Cruz, CA 95060 (831) 426-3733

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, that may be issued under the Joby Aviation, Inc. 2021 Incentive Award Plan(2)	66,535,304 (2)	$6.26(3)	$416,511,003.04(3)	$38,610.57
Common Stock, par value $0.0001 per share, that may be issued under the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan	6,653,530(4)	$6.26(5)	$41,651,097.80	$3,861.06
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Joby Aero, Inc. 2016 Stock Option and Grant Plan	21,915,488 (6)	$0.68(7)	$14,902,531.84	$1,381.46
TOTAL	95,104,322	N/A	$473,064,632.68	$43,853.09

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Joby Aviation, Inc. 2021 Incentive Award Plan (the “2021 Plan”), the Joby Aviation, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Joby Aero, Inc. 2016 Stock Option and Grant Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “common stock”), of Joby Aviation, Inc. (“Joby,” the “company,” “us,” “we” or the “Registrant).

(2)

Represents shares of Common Stock that may be issued under the 2021 Plan. To the extent that shares previously issued pursuant to awards granted under the 2016 Plan are reacquired by the Registrant after the effective date of the 2021 Plan, or if outstanding awards granted under the 2016 Plan are forfeited, expire or lapse unexercised after the effective date of the 2021 Plan, such shares will become available for issuance under the 2021 Plan, subject to the limits set forth in such plan. In general, to the extent that any awards under the 2021 Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are settled in cash or if shares issued under the 2021 Plan are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the 2021 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $6.26 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on December 15, 2021.

(4)	Represents shares of Common Stock reserved for issuance under the ESPP.
(5)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $6.26 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on December 15, 2021.

(6)	Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2016 Plan.
(7)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.68 per share represents the weighted average exercise price per share of outstanding awards under the 2016 Plan, as assumed by the registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Registrant’s Current Reports (i) on Form 8-K filed with the Commission on August 16, 2021 and (ii) on Form 8-K/A filed on August 16, 2021 (except for Item 9.01(a)(i));

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Commission on November 15, 2021; and

(3)	The Registrant’s Current Reports on Form 8-K filed on October 26, 2021, and on Form 8-K/A filed on November 17, 2021.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation provides that the Company may indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. The Company’s amended and restated bylaws provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company has entered into, and intends to continue to enter into, separate indemnification agreements with its directors and officers. These indemnification agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at the Company’s request.

The Company also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Joby Aviation, Inc.	S-4/A	333-254988	3.2	7/6/21

4.2	Bylaws of Joby Aviation, Inc.					X

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Deloitte & Touche LLP					X

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)					X

24.1	Powers of Attorney (included on the signature page of this Registration Statement)					X

99.1#	Joby Aviation, Inc. 2021 Incentive Award Plan	8-K/A	001-39524	10.12	8/16/21

99.2#	Form of Stock Option Agreement under 2021 Incentive Award Plan (included in Exhibit 99.1)

99.3#	Form of Restricted Stock Unit Award Agreement under 2021 Incentive Award Plan					X

99.4#	Joby Aviation, Inc. 2021 Employee Stock Purchase Plan	8-K/A	001-39524	10.15	8/16/21

99.5#	Joby Aero, Inc. 2016 Stock Option And Grant Plan					X

99.6#	Form of Stock Option Agreement under 2016 Stock Option and Grant Plan (included in Exhibit 99.5)					X

#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on the 17th day of December, 2021.

JOBY AVIATION, INC.

By:	/s/ JoeBen Bevirt
JoeBen Bevirt
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of JoeBen Bevirt and Matthew Field, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JoeBen Bevirt	Chief Executive Officer and Chief Architect (Principal Executive Officer)	December 17, 2021
JoeBen Bevirt

/s/ Matthew Field Matthew Field	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 17, 2021

/s/ Aicha Evans	Director	December 17, 2021
Aicha Evans

/s/ Halimah DeLaine Prado Halimah DeLaine Prado	Director	December 17, 2021
/s/ Reid Hoffman Reid Hoffman	Director	December 17, 2021
/s/ James Kuffner James Kuffner	Director	December 17, 2021
/s/ Dipender Saluja Dipender Saluja	Director	December 17, 2021
/s/ Paul Sciarra Paul Sciarra	Director	December 17, 2021
/s/ Laura Wright Laura Wright	Director	December 17, 2021